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                                                                   EXHIBIT 4.(i)


                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                         PAYMENT ENHANCEMENT ENDORSEMENT

Notwithstanding any provision in the Contract or Certificate ("Contract") to the contrary, this Payment Enhancement Endorsement (the "Endorsement") becomes a part of the Contract to which it is attached. Should any provision in this Endorsement conflict with the Contract, the provisions of this Endorsement will prevail.

Subject to the terms and conditions set forth below, this Endorsement credits additional amounts to Your Contract Value based on certain Purchase Payment(s) made to Your Contract prior to Age [86]. The expenses for this annuity may be higher than the expenses for an annuity without Payment Enhancements. This Endorsement may not be elected with other Endorsements containing different Withdrawal Charges or Schedules.

                                   DEFINITIONS

For purposes of this Endorsement, the following definitions apply. Terms not defined in this Endorsement shall have the same meaning given to them in the Contract.

PAYMENT ENHANCEMENT
Amounts allocated to Your Contract Value by Us. Payment Enhancements are not considered Purchase Payments.

PAYMENT ENHANCEMENT RATE
The percentage applied to each Purchase Payment to calculate the Payment Enhancement.

                         PAYMENT ENHANCEMENT PROVISIONS

ALLOCATION OF PAYMENT ENHANCEMENTS
We will allocate Payment Enhancements to available Variable Portfolio(s) and/or Fixed Account Option(s) in the same proportion as each corresponding Purchase Payment.

Payment Enhancements for Subsequent Purchase Payment(s) will be determined by the Payment Enhancement Rate in effect at the time Your Subsequent Purchase Payment is received by Us. We will send You a confirmation of the Payment Enhancement allocated to Your Contract Value.

DURING THE RIGHT TO EXAMINE/RIGHT TO CANCEL PERIOD
If You cancel Your Contract and this Endorsement and if Your Contract requires:

         1. The return of Contract Value, We will refund the Contract Value as of the business day during which the Contract is received by Us reduced by the lesser of: (a) the value of all Payment Enhancements as of the date on which We receive Your request to cancel Your Contract; or (b) the amount of all Payment Enhancements We allocated to Your Contract Value; or

         2. The return of Purchase Payment(s), We will refund the Purchase Payment(s).

We reserve the right to allocate Your Payment Enhancement(s) to a Variable Portfolio with a cash management objective until the end of the Right To Examine/Right To Cancel period.



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                             AMOUNT OF DEATH BENEFIT

The section titled Amount Of Death Benefit under the DEATH PROVISIONS of the Contract is modified as follows:

If the Owner was Age [80 or younger] on the Contract Date, upon Our receipt of all Required Documentation at Our Annuity Service Center, We will calculate the Death Benefit as the greater of:

     (1) The Contract Value for the NYSE business day during which We receive all Required Documentation at Our Annuity Service Center; or

     (2) Net Purchase Payment(s) received prior to the Owner's [86th] birthday.

SPOUSAL BENEFICIARY CONTINUATION
If the Spousal Beneficiary was Age [80 or younger] on the Continuation Date upon Our receipt of all Required Documentation at Our Annuity Service Center, We will calculate the Death Benefit as the greater of:

     (1) The Contract Value for the NYSE business day during which We receive all Required Documentation at Our Annuity Service Center; or

     (2) The Contract Value on the Continuation Date, and a Death Benefit Adjustment for Purchase Payment(s) received on or after the Continuation Date but before the Spousal Beneficiary's [86th] birthday and/or Withdrawals taken after the Continuation Date.

If the Spousal Beneficiary was Age [81 or older] on the Continuation Date, the Death Benefit will be the Contract Value for the NYSE business day during which We receive all Required Documentation at Our Annuity Service Center.

Signed for the Company to be effective as of the Contract Date.


       /s/ Christine A. Nixon                          /s/ Jana W. Greer
-----------------------------------          -----------------------------------
         Christine A. Nixon                              Jana W. Greer
             Secretary                                     President



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